Exhibit 1.2
EXECUTION VERSION
J.P. MORGAN SECURITIES INC.
CITIGROUP GLOBAL MARKETS INC.
ALLEGHENY TECHNOLOGIES INCORPORATED
4.25% Convertible Senior Notes due 2014
Underwriting Agreement
May 27, 2009
J.P. MORGAN SECURITIES INC.
CITIGROUP GLOBAL MARKETS INC.
As Representatives of the
several Underwriters listed in
Schedule I hereto
c/o J.P. Morgan Securities Inc.
383 Madison Avenue
New York, New York 10179
Citigroup Global Markets Inc.
390 Greenwich Street
New York, New York 10013
Ladies and Gentlemen:
          Allegheny Technologies Incorporated, a Delaware corporation (the “Company”), proposes to issue and sell to the several Underwriters listed in Schedule I hereto (the “Underwriters”), for whom you are acting as Representatives (the “Representatives”), an aggregate of $350,000,000 principal amount of its 4.25% Convertible Senior Notes due 2014 (the “Underwritten Securities”). The Company also proposes to grant to the Underwriters an option to purchase up to an additional $52,500,000 principal amount of its 4.25% Convertible Senior Notes due 2014 to cover over-allotments (the “Option Securities”, and together with the Underwritten Securities, the “Securities”). The Securities are convertible into shares (the “Underlying Shares”) of common stock, par value $0.10 per share (the “Common Stock”), of the Company at the conversion price set forth in the Prospectus (as defined below). The Securities are to be issued under a base indenture (the “Base Indenture”) to be dated as of June 1, 2009, between the Company and The Bank of New York Mellon, N.A., as trustee (the “Trustee”), as supplemented by a supplemental indenture (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), to be dated as of June 2, 2009.

          The Company hereby confirms its agreement with the several Underwriters concerning the purchase and sale of the Securities (this “Agreement”), as follows:
          1. Registration Statement. The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”), an automatic shelf registration statement, as defined in Rule 405 of the Securities Act, on Form S-3 (File No. 333-159479) including a base prospectus (the “Base Prospectus”), relating to various securities to be issued from time to time by the Company, including the Securities. Such registration statement, as amended at the time it becomes effective, including the information, if any, deemed pursuant to Rule 430A, 430B or 430C under the Securities Act to be part of the registration statement at the time of its effectiveness (“Rule 430 Information”), is referred to herein as the “Registration Statement”; and as used herein, the term “Preliminary Prospectus” means the Base Prospectus and any prospectus filed with the Commission pursuant to Rule 424(a) under the Securities Act that omits Rule 430 Information, and the term “Prospectus” means the prospectus in the form first used (or made available upon request of purchasers pursuant to Rule 173 under the Securities Act) in connection with confirmation of sales of the Securities. Any reference in this Agreement to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the effective date of the Registration Statement or the date of such Preliminary Prospectus or the Prospectus, as the case may be and any reference to “amend”, “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) that are deemed to be incorporated by reference therein. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Statement and the Prospectus.
          At or prior to the time when sales of the Securities were first made (the “Time of Sale”), the Company had prepared the following information (collectively, the “Time of Sale Information”): a Preliminary Prospectus dated May 26, 2009, and each “free-writing prospectus” (as defined pursuant to Rule 405 under the Securities Act) listed on Schedule IIA hereto as constituting part of the Time of Sale Information.
          2. Purchase of the Securities by the Underwriters. (a)(i) The Company agrees to issue and sell the Underwritten Securities to the several Underwriters as provided in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Underwritten Securities set forth opposite such Underwriter’s name in Schedule I hereto at a price equal to 97.0% of the principal amount thereof plus accrued interest, if any, from June 2, 2009 (the “Purchase Price”) to the Closing Date (as defined below).

     (ii) In addition, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, from the Company up to $52,500,000 aggregate principal amount of Option Securities at the Purchase Price to cover any over-allotments in the sale of the Underwritten Securities by the Underwriters.
          If any Option Securities are to be purchased, the principal amount of Option Securities to be purchased by each Underwriter shall be the principal amount of Option Securities which bears the same ratio to the aggregate principal amount of Option Securities being purchased as the principal amount of Underwritten Securities set forth opposite the name of such Underwriter in Schedule I hereto (or such number increased as set forth in Section 10 hereof) bears to the aggregate principal amount of Underwritten Securities being purchased from the Company by the several Underwriters, subject, however, to such adjustments as the Representatives in their sole discretion shall make to ensure that the Securities are not issued in minimum denominations of less than $2,000 or whole multiples of $1,000.
          The Underwriters may exercise the option to purchase the Option Securities at any time in whole, or from time to time in part, on or before the thirtieth (30th) day following the date of this Agreement, by written notice from the Representatives to the Company. Such notice shall set forth the aggregate principal amount of Option Securities as to which the option is being exercised and the date and time when the Option Securities are to be delivered and paid for which may be the same date and time as the Closing Date (as hereinafter defined) but shall not be earlier than the Closing Date nor later than the tenth (10th) full business day (as hereinafter defined) after the date of such notice (unless such time and date are postponed in accordance with the provisions of Section 10 hereof). Any such notice shall be given at least two (2) business days prior to the date and time of delivery specified therein. The Company will not be obligated to deliver any of the Securities except upon payment for all Securities to be purchased as provided herein.
               (b) The Company understands that the Underwriters intend to make a public offering of the Securities as soon after the effectiveness of this Agreement as in the judgment of the Representatives is advisable. The Company acknowledges and agrees that the Underwriters may offer and sell Securities to or through any affiliate of an Underwriter and that any such affiliate may offer and sell Securities purchased by it to or through any Underwriter.
               (c) Payment for the Underwritten Securities (and the Option Securities, if the option provided for in Section 2(a)(ii) hereof shall be exercised on or before the third (3rd) business day immediately preceding the Closing Date) shall be made by wire transfer in immediately available funds to the account specified by the Company to the Representatives against delivery of such Underwritten Securities and Option Securities, if applicable, for the respective accounts of the several Underwriters at the offices of Cravath, Swaine & Moore LLP at 10:00 A.M. New York City time on June 2, 2009, or at such other time or place on the same or such other date, not later than the fifth (5th)

business day thereafter, as the Representatives and the Company may agree upon in writing. The time and date of such payment are referred to herein as the “Closing Date”.
          If the option provided for in Section 2(a)(ii) hereof shall be exercised after the third (3rd) business day immediately preceding the Closing Date, payment for any Option Securities shall be made by the Company in immediately available funds to the account specified by the Company to the Representatives against delivery of such Option Securities for the respective accounts of the several Underwriters at the offices of Cravath, Swaine & Moore LLP at 10:00 A.M. New York City time on date specified in the corresponding notice delivered pursuant to Section 2(a)(ii) hereof or at such other time on the same or such other date, not later than June 2, 2009, as shall be designated in writing by the Representatives and the time and date for such payment for the Option Securities, if other than the Closing Date, is herein referred to as the “Additional Closing Date”.
               (d) Delivery of the Underwritten Securities and Option Securities, if any, shall be made through the facilities of The Depository Trust Company and shall be in global form unless, in each case, the Representatives shall instruct otherwise, with any transfer taxes payable in connection with the sale of such Securities duly paid by the Company.
               (e) The Company acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, neither the Representatives nor any other Underwriters is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company.
          3. Representations and Warranties of the Company. The Company represents and warrants to each Underwriter that:
               (a) Preliminary Prospectus. No order preventing or suspending the use of any Preliminary Prospectus has been issued by the Commission, and each Preliminary Prospectus, at the time of filing thereof, complied in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in any Preliminary Prospectus.
               (b) Time of Sale Information. The Time of Sale Information, at the Time of Sale did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in such Time of Sale Information. No statement of material fact included in the Prospectus has been omitted from the Time of Sale Information and no statement of material fact included in the Time of Sale Information that is required to be included in the Prospectus has been omitted therefrom.
               (c) Issuer Free Writing Prospectus. The Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company or its agents and representatives (other than a communication referred to in clauses (i) (ii) and (iii) below) an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Securities Act or Rule 134 under the Securities Act, (ii) the Preliminary Prospectus, (iii) the Prospectus, (iv) the documents listed on Schedule IIA hereto as constituting the Time of Sale Information and (v) any electronic road show or other written communications, in each case approved in writing in advance by the Representative and, other than any electronic road show listed on Schedule IIB hereto. Each such Issuer Free Writing Prospectus complied in all material respects with the Securities Act, has been or will be (within the time period specified in Rule 433) filed in accordance with the Securities Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus filed prior to the first use of such Issuer Free Writing Prospectus, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such Issuer Free Writing Prospectus in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representative expressly for use in any Issuer Free Writing Prospectus.
               (d) Registration Statement and Prospectus. The Registration Statement is an “automatic shelf registration statement” as defined under Rule 405 of the Securities Act that has been filed with the Commission not earlier than three years prior to the date hereof; and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Company. No order suspending the effectiveness of the Registration Statement has been issued by the Commission and no proceeding for that purpose or pursuant to Section 8A of the Securities Act against the Company or related to the offering has been initiated or, to the knowledge of the Company, threatened by the Commission; as of each date and time the Registration Statement, and any post-effective amendment or amendments thereto, became or becomes effective, the Registration Statement complied and will comply in all material respects with the Securities Act and the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Trust Indenture Act”), and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and as of the applicable filing date of the Prospectus and any amendment or supplement thereto and as of the Closing Date and as of the Additional Closing Date, as the case may be, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to (i) that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) of the Trustee under the Trust Indenture Act or (ii) any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Registration Statement and the Prospectus and any amendment or supplement thereto.
               (e) Incorporated Documents. The documents incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus, when they were filed with the Commission conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus, when such documents are filed with the Commission will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
               (f) Financial Statements. The financial statements and the related notes thereto of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their consolidated cash flows for the periods specified; such financial statements have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except that such financial statements do not give retroactive effect to the adoption by the Company of Statement of Financial Accounting Standard 160 as of January 1, 2009), and the supporting schedules included or incorporated by reference in the Registration Statement present fairly the information required to be stated therein; and the other financial information relating to the Company and its subsidiaries that is included or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus has been derived from the accounting records of the Company and its subsidiaries and presents fairly the information shown thereby.
               (g) No Material Adverse Change. Since the date of the most recent financial statements of the Company included or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus, (i) there has not been any material change in the capital stock (other than the issuance of shares of Common Stock upon exercise of stock options and warrants described as outstanding in, and the grant of options and awards under existing employee or directors stock compensation plans, or long-term debt of the Company or any of its subsidiaries, or, except in the case of dividends disclosed in the Company’s Exchange Act Reports or the Prospectus, any dividend or distribution of any kind paid or made by the Company on any class of capital stock (other than the regular quarterly dividend paid on March 27, 2009), or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, prospects, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole; and (ii) except in the ordinary course of business or as disclosed in the Company’s Exchange Act reports, neither the Company nor any of its subsidiaries has entered into any transaction or agreement that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in the Registration Statement, the Time of Sale Information and the Prospectus.
               (h) Organization and Good Standing. (i) The Company has been duly incorporated and is validly existing and in good standing (to the extent such concept exists in the jurisdiction in question) under the laws of its jurisdiction of incorporation, is duly qualified as a foreign corporation for the transaction of business and is in good standing (to the extent such concept exists in the jurisdiction in question) in each jurisdiction in which it owns or leases property or conducts business, so as to require such qualification, and has all power and authority necessary to own or hold its properties and to conduct the business in which it is engaged, except where the failure to be so qualified or in good standing or to have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, prospects, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”) and (ii) each of the Company’s “significant subsidiaries” (within the meaning of Rule 1-02 of Regulation S-X)

(collectively, the “Significant Subsidiaries”) has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified as a foreign corporation for the transaction of business and is in good standing in each jurisdiction in which it owns or leases property or conducts business, so as to require such qualification, and has all power and authority necessary to own or hold its properties and to conduct the business in which it is engaged, except where the failure to be so qualified or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect; and all outstanding shares of capital stock of each Significant Subsidiary of the Company have been duly authorized and validly issued, are fully-paid and non-assessable, and (except for any directors’ qualifying shares and minority interests) are owned by the Company, directly or indirectly, free and clear of all liens, encumbrances, security interests and claims.
               (i) Capitalization. The Company has an authorized capitalization as set forth in the Registration Statement, the Time of Sale Information and the Prospectus under the heading “Capitalization”; all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights; except as described in or expressly contemplated by the Registration Statement, the Time of Sale Information and the Prospectus, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; the capital stock of the Company conforms in all material respects to the description thereof contained in the Registration Statement, the Time of Sale Information and the Prospectus.
               (j) Due Authorization. The Company has all requisite corporate right, power and authority to execute and deliver this (i) Agreement, the Securities and the Indenture, (ii) the dealer manager agreement, the offer to purchase and the letter of transmittal related to the Company’s tender offer (the “Tender Offer”) for its 8.375% Notes due 2011 and (iii) the underwriting agreement, the indenture and the securities related to the Company’s offering of its 9.375% Senior Notes due 2019 (the “Senior Notes Offering”) (the documents referred to in clauses (i)-(iii) being referred herein collectively as the “Transaction Documents”) and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been duly and validly taken.
               (k) Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid and binding agreement of the Company.
               (l) The Securities. The Securities to be issued and sold by the Company hereunder have been duly authorized by the Company and, when duly executed,

authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions (as defined below), will be entitled to the benefits of the Indenture and will conform in all material respects to the descriptions thereof in the Registration Statement, the Time of Sale Information and the Prospectus; and the issuance of the Securities is not subject to any preemptive or similar rights.
               (m) The Indenture. The Indenture has been duly authorized by the Company and upon effectiveness of the Registration Statement was duly qualified under the Trust Indenture Act and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”).
               (n) Description of Transaction Documents. Each Transaction Document conforms in all material respects to the description thereof, if any, contained in the Registration Statement, the Time of Sale Information and the Prospectus.
               (o) No Violation or Default. Neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.
               (p) No Conflicts. The execution, delivery and performance by the Company of each of the Transaction Documents, the issuance and sale of the Securities and compliance by the Company with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or

(iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach or violation that would not, individually or in the aggregate, have a (x) Material Adverse Effect or (y) material adverse effect on the issuance and sale of the Securities and compliance by the Company with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents.
               (q) No Consents Required. No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of each of the Transaction Documents, the issuance and sale of the Securities and compliance by the Company with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents, except for registration of the Securities under the Securities Act, the qualification of the Indenture under the Trust Indenture Act and such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws in connection with the purchase and distribution of the Securities by the Underwriters, and except for such consents, approvals, authorizations, orders or filings the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
               (r) Legal Proceedings. Except as described in the Registration Statement, the Time of Sale Information and the Prospectus, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect; and to the knowledge of the Company, no such investigations, actions, suits or proceedings are threatened by any governmental or regulatory authority or threatened by others; and (i) there are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Securities Act to be described in the Registration Statement and the Prospectus that are not so described in the Registration Statement, the Time of Sale Information and the Prospectus and (ii) there are no statutes, regulations or contracts or other documents that are required under the Securities Act to be filed as exhibits to the Registration Statement or described in the Registration Statement and the Prospectus that are not so filed as exhibits to the Registration Statement or described in the Registration Statement, the Time of Sale Information and the Prospectus.
               (s) Independent Accountants. Ernst & Young LLP, which has audited certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.
               (t) Title to Real and Personal Property. (i) The Company and its subsidiaries have good and marketable title in fee simple (in the case of real property) to,

or have valid rights to lease or otherwise use, all items of real and personal property and assets that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (x) are described or referred to in the Registration Statement, the Time of Sale Information and the Prospectus, (y) do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (z) would not have a Material Adverse Effect, and (ii) any material real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, existing and enforceable leases with such exceptions (x) as are not material and do not interfere with the use made or proposed to be made of such real property and buildings by the Company or its subsidiaries or (y) which would not have a Material Adverse Effect.
               (u) Title to Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate rights to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) (collectively, “Intellectual Property Rights”) reasonably necessary for the conduct of their respective businesses as currently conducted by them or presently employed by them; and the Company and its subsidiaries have not received any written notice of any claim of infringement or conflict with any asserted rights of others with respect to any Intellectual Property Rights that, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.
               (v) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that is required by the Securities Act to be described in the Registration Statement and the Prospectus and that is not so described in such documents and the Time of Sale Information.
               (w) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Securities and the consummation of the Senior Notes Offering and the application of the proceeds thereof as described in the Registration Statement, the Time of Sale Information and the Prospectus and the consummation of the Tender Offer, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, “Investment Company Act”).
               (x) Public Utility Holding Company Act. Neither the Company nor any of its subsidiaries is a “holding company” or a “subsidiary company” of a holding company or an “affiliate” thereof within the meaning of the Public Utility Holding Company Act of 1935, as amended.

               (y) Taxes. The Company and its subsidiaries have paid all material federal, state, local and foreign taxes and all assessments received by them or any of them to the extent that such material taxes have become due and are not being contested in good faith, except where the failure to so pay or file would not have a Material Adverse Effect and filed all tax returns required to be paid or filed through the date hereof; and except as otherwise disclosed in the Registration Statement, the Time of Sale Information and the Prospectus, there is no tax deficiency that has been, or, to the Company’s knowledge, could reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets that would have a Material Adverse Effect.
               (z) Licenses and Permits. The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Registration Statement, the Time of Sale Information and the Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received actual notice of any proceeding relating to revocation or modification of any such license, certificate, permit or authorization, except as described in the Registration Statement, the Time of Sale Information and the Prospectus; and each of the Company and its subsidiaries is in compliance with all laws and regulations relating to the conduct of its business as conducted as of the date hereof, except where the failure to possess such licenses, certificates, permits and other authorizations, to make such declarations and filings, to be party to any such proceedings, or to comply with such laws and regulations would not, singly or in the aggregate, have a Material Adverse Effect.
               (aa) No Labor Disputes. No material labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is threatened.
               (bb) Compliance With Environmental Laws. (i) The Company and its subsidiaries (x) are in compliance with any and all applicable federal, state, local and foreign laws, rules and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (y) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (z) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in any such case for any such failure to comply, or failure to receive required permits, licenses or approvals, or liability as (i) is disclosed in the Registration Statement, the Time of Sale Information and the Prospectus or (ii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (ii) In the ordinary course of its business, the Company conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect.
               (cc) Compliance With ERISA. Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company and its affiliates has been maintained in compliance in all material respects with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption that could reasonably be expected to result in a material liability to the Company or its subsidiaries; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions.
               (dd) Disclosure Controls. The Company and its subsidiaries on a consolidated basis maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries on a consolidated basis have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.
               (ee) Accounting Controls. The Company and its subsidiaries on a consolidated basis maintain systems of “internal controls over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including but not limited to internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Registration Statement, the Time of Sale Information and the Prospectus, there are no material weaknesses in the Company’s internal controls.
               (ff) Insurance. The Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in such amounts and insures against such losses and risks as are reasonable and consistent with sound business practice; and neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.
               (gg) No Unlawful Payments. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
               (hh) Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
               (ii) Compliance with OFAC. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not, directly or indirectly, use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
               (jj) No Restrictions on Subsidiaries. No subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.
               (kk) No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its subsidiaries or any Underwriter for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities.
               (ll) No Registration Rights. No person has the right to require the Company or any of its subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Securities.
               (mm) No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.
               (nn) Business With Cuba. The Company has complied with all provisions of Section 517.075, Florida Statutes (Chapter 92-198, Laws of Florida) relating to doing business with the Government of Cuba or with any person or affiliate located in Cuba.
               (oo) Margin Rules. Neither the issuance, sale and delivery of the Securities nor the application of the proceeds thereof by the Company as described in the Registration Statement, the Time of Sale Information and the Prospectus will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.
               (pp) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement, the Time of Sale Information and the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.
               (qq) Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Registration Statement, the Time of Sale Information and the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.
               (rr) Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.
               (ss) Senior Indebtedness. The Securities constitute “senior indebtedness” as such term is defined in any indenture or agreement governing any outstanding subordinated indebtedness of the Company.
               (tt) Status under the Securities Act. The Company is not an ineligible issuer and is a well-known seasoned issuer, in each case, as defined under the Securities Act, in each case at the times specified in the Securities Act in connection with the offering of the Securities.
          4. Further Agreements of the Company. The Company covenants and agrees with each Underwriter that:
               (a) Effectiveness of the Registration Statement. The Company will file the final Prospectus with the Commission within the time periods specified by Rule 424(b) and Rule 430A, 430B or 430C under the Securities Act, will file any Issuer Free Writing Prospectus (including the Term Sheet in the form of Schedule III hereto) to the extent required by Rule 433 under the Securities Act and will file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required in connection with the offering or sale of the Securities; and the Company will furnish copies of the Prospectus and each Issuer Free Writing Prospectus (to the extent not previously delivered) to the Underwriters in New York City prior to 10:00 A.M., New York City time, on the business day next succeeding the date of this Agreement in such quantities as the Representatives may reasonably request. The Company will pay the registration fees for this offering within the time period required by Rule 456(b)(1)(i) under the Securities Act (without giving effect to the proviso therein) and in any event prior to the Closing Date.
               (b) Delivery of Copies. The Company will deliver, without charge, (i) to the Representatives, three signed copies of the Registration Statement as originally filed and each amendment thereto, in each case including all exhibits and consents filed therewith; and (ii) to each Underwriter (A) a conformed copy of the Registration Statement as originally filed and each amendment thereto (without exhibits) and (B) during the Prospectus Delivery Period (as defined below), as many copies of the Prospectus (including all amendments and supplements thereto and documents incorporated by reference therein) and each Issuer Free Writing Prospectus as the

Representatives may reasonably request. As used herein, the term “Prospectus Delivery Period” means such period of time after the first date of the public offering of the Securities as in the opinion of counsel for the Underwriters a prospectus relating to the Securities is required by law to be delivered (or required to be delivered but for Rule 172 under the Securities Act) in connection with sales of the Securities by any Underwriter or dealer.
               (c) Amendments or Supplements; Issuer Free Writing Prospectuses. Before making, preparing, using, authorizing, approving, referring to or filing any Issuer Free Writing Prospectus, and before filing any amendment or supplement to the Registration Statement or the Prospectus during the Prospectus Delivery Period, the Company will furnish to the Representatives and counsel for the Underwriters a copy of the proposed Issuer Free Writing Prospectus, amendment or supplement for review and will not make, prepare, use authorize, approve, refer to or file any such Issuer Free Writing Prospectus or file any such proposed amendment or supplement to which the Representatives reasonably object.
               (d) Notice to the Representatives. The Company will advise the Representatives promptly, and confirm such advice in writing, (i) when any amendment to the Registration Statement has been filed or becomes effective; (ii) when any supplement to the Prospectus or any amendment to the Prospectus or any Issuer Free Writing Prospectus has been filed; (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information; (iv) of the issuance by the Commission of any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus or the Prospectus or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Securities Act; (v) of the occurrence of any event within the Prospectus Delivery Period as a result of which the Prospectus, the Time of Sale Information or any Issuer Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus, the Time of Sale Information or any Issuer Free Writing Prospectus is delivered to a purchaser, not misleading; (vi) of the receipt by the Company of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act; and (vii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Preliminary Prospectus or the Prospectus or suspending any such qualification of the Securities and, if any such order is issued, will use its reasonable best efforts to obtain as soon as possible the withdrawal thereof.

               (e) Time of Sale Information. If at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances, not misleading or (ii) it is necessary to amend or supplement the Time of Sale Information to comply with law, the Company will as promptly as practicable notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission (to the extent required) and furnish to the Underwriters and to such dealers as the Representative may designate, such amendments or supplements to the Time of Sale Information as may be necessary so that the statements in the Time of Sale Information as so amended or supplemented will not, in the light of the circumstances, be misleading or so that the Time of Sale Information will comply with law.
               (f) Ongoing Compliance of the Prospectus. If during the Prospectus Delivery Period (i) any event shall occur or condition shall exist as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Prospectus to comply with law, the Company will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission and furnish to the Underwriters and to such dealers as the Representatives may designate, such amendments or supplements to the Prospectus as may be necessary so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law.
               (g) Blue Sky Compliance. The Company will qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request and will continue such qualifications in effect so long as required for distribution of the Securities; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.
               (h) Earning Statement. The Company will make generally available to its security holders and the Representatives as soon as practicable an earning statement that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the “effective date” (as defined in Rule 158) of the Registration Statement.
               (i) Clear Market. For a period of ninety (90) days after the date of the Prospectus, the Company will not, without the prior written consent of the Representatives, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, without the prior written consent of the Representatives, other than (A) the Securities to be sold hereunder, (B) the grant of options, awards of restricted stock and restricted stock units or the issuance of shares of Common Stock to employees or directors by the Company in the ordinary course of business or pursuant to any of the Company’s existing employee or director stock compensation plans and (C) the issuance by the Company of shares of Common Stock upon the exercise of options granted under the Company’s existing employee or directors stock compensation plans. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the 90-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
               (j) Use of Proceeds. The Company will apply the net proceeds from the sale of the Securities as described in the Registration Statement, the Time of Sale Information and the Prospectus under the heading “Use of Proceeds”.
               (k) No Stabilization. The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities or the Common Stock.
               (l) Reports. So long as the Securities are outstanding, the Company will furnish to the Representatives, as soon as they are available, copies of all reports or other communications (financial or other) furnished to holders of the Securities, and copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange or automatic quotation system; provided, however, in no event shall the Company be required to furnish copies of any such documents which are filed and publicly accessible via the EDGAR database.
               (m) Underlying Shares. The Company will reserve and keep available at all times, free of preemptive rights, the full number of Underlying Shares issuable upon conversion of the Securities. The Company will use its reasonable best efforts to list, subject to notice of issuance, the Underlying Shares on the New York Stock Exchange (the “Exchange”) on or prior to the Closing Date.
               (n) Conversion Price. Between the date hereof and the Closing Date, the Company will not do or authorize any act or thing that would result in an adjustment of the conversion price of the Securities pursuant to the terms of the Securities described in the Preliminary Prospectus under the caption “Description of Notes—Conversion Rights—Conversion Rate Adjustments”.
               (o) Record Retention. The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Securities Act.
          5. Certain Agreements of the Underwriters. Each Underwriter hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any “free writing prospectus”, as defined in Rule 405 under the Securities Act (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) other than (i) a free writing prospectus that, solely as a result of use by such underwriter, would not trigger an obligation to file such free writing prospectus with the Commission pursuant to Rule 433, (ii) any Issuer Free Writing Prospectus listed on Schedule IIA or prepared pursuant to Section 3(c) or Section 4(c) above (including any electronic road show other than any electronic road listed on Schedule IIB hereto), or (iii) any free writing prospectus prepared by such underwriter and approved by the Company in advance in writing (each such free writing prospectus referred to in clauses (i) or (iii), an “Underwriter Free Writing Prospectus”).
          6. Conditions of Underwriters’ Obligations. The obligation of each Underwriter to purchase the Underwritten Securities on the Closing Date or the Option Securities on the Additional Closing Date, as the case may be, as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:
               (a) Registration Compliance; No Stop Order. No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose shall be pending before or overtly threatened by the Commission; the Prospectus and each Issuer Free Writing Prospectus shall have been timely filed with the Commission under the Securities Act (in the case of a Issuer Free Writing Prospectus, to the extent required by Rule 433 under the Securities Act) and in accordance with Section 4(a) hereof; and all requests by the Commission for additional information shall have been complied with to the reasonable satisfaction of the Representatives.
               (b) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date or the Additional Closing Date, as the case may be; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date or the Additional Closing Date, as the case may be.
               (c) No Downgrade. Subsequent to the earlier of (i) the Time of Sale and (ii) the execution and delivery of this Agreement, (A) no downgrading shall have occurred in the rating accorded the Securities or any other debt securities or preferred stock of or guaranteed by the Company or any of its subsidiaries by any “nationally recognized statistical rating organization”, as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act and (B) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Securities or any other debt securities or preferred stock of or guaranteed by the Company or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading).
               (d) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, no event or condition of a type described in Section 3(g) hereof shall have occurred or shall exist, which event or condition is not described in the Time of Sale Information (excluding any amendment or supplement thereto) and the Prospectus (excluding any amendment or supplement thereto) and the effect of which in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Underwritten Securities on the Closing Date or the Option Securities the Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Prospectus.
               (e) Officer’s Certificate. The Representatives shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, a certificate of the chief financial officer or chief accounting officer of the Company and one additional senior executive officer of the Company who is satisfactory to the Representatives (i) confirming that such officers have carefully reviewed the Registration Statement, the Time of Sale Information and the Prospectus and, to the best knowledge of such officers, the representations set forth in Sections 3(b) and 3(d) hereof are true and correct, (ii) confirming that the other representations and warranties of the Company in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date or the Additional Closing Date, as the case may be, and (iii) to the effect set forth in paragraphs (a), (c) and (d) above.
               (f) Comfort Letters. On the date of this Agreement and on the Closing Date or the Additional Closing Date, as the case may be, Ernst & Young LLP shall have furnished to the Representatives, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement, the Prospectus and Time of Sale Information; provided that the letter delivered on the Closing Date or the Additional Closing Date, as the case may be, shall use a “cut-off” date no more than three business days prior to such Closing Date or such Additional Closing Date, as the case may be.

               (g) Opinion of Counsel for the Company. (i) Jon D. Walton, Executive Vice President, Human Resources, Chief Legal and Compliance Officer, General Counsel and Corporate Secretary of the Company, shall have furnished to the Representatives, at the request of the Company, his written opinion, dated the Closing Date or the Additional Closing Date, as the case may be, and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Annex A hereto and (ii) K&L Gates LLP, counsel for the Company, shall have furnished to the Representatives, at the request of the Company, their written opinion, dated the Closing Date or the Additional Closing Date, as the case may be, and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Annex B hereto.
               (h) Opinion of Counsel for the Underwriters. The Representatives shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, an opinion of Cravath, Swaine & Moore LLP, counsel for the Underwriters, with respect to such matters as the Representatives may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.
               (i) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date or the Additional Closing Date, as the case may be, prevent the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date or the Additional Closing Date, as the case may be, prevent the issuance or sale of the Securities.
               (j) Good Standing. The Representatives shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, satisfactory evidence of the good standing of the Company and its Significant Subsidiaries in their respective jurisdictions of organization and their good standing as foreign entities in such other jurisdictions as the Representatives may reasonably request, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.
               (k) Lock-up Agreements. The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between you and the persons listed in Schedule IV hereto relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to you on or before the date hereof, shall be full force and effect on the Closing Date or Additional Closing Date, as the case may be.
               (l) Exchange Listing. The Underlying Shares shall have been approved for listing on the Exchange, subject to official notice of issuance.
               (m) Additional Documents. On or prior to the Closing Date or the Additional Closing Date, as the case may be, the Company shall have furnished to the

Representatives such further certificates and documents as the Representatives may reasonably request.
     All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Underwriters.
     7. Indemnification and Contribution.
          (a) Indemnification of the Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, directors and officers and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any Preliminary Prospectus, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.
          (b) Indemnification of the Company. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Registration Statement, the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any Preliminary Prospectus, it being understood and agreed upon that the only such information furnished by any Underwriter consists of the following information in the Preliminary Prospectus and Prospectus furnished on behalf of each Underwriter: the discount figures appearing in the third paragraph under the caption “Underwriting” and the information contained in the eighth, ninth and tenth paragraphs under the caption “Underwriting”.
          (c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 7 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 7. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 7 that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for any Underwriter, its affiliates, directors and officers and any control persons of such Underwriter shall be designated in writing by the Representatives and any such separate firm for the Company, its directors, its officers who signed the Registration Statement and any control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
          (d) Contribution. If the indemnification provided for in paragraphs (a)and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Securities and the total underwriting discounts and commissions received by the Underwriters in connection therewith, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate offering price of the Securities. The relative fault of the Company on the one hand and the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
          (e) Limitation on Liability. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall an Underwriter be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by such Underwriter with respect to the offering of the Securities exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.
          (f) Non-Exclusive Remedies. The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.
     8. Effectiveness of Agreement. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.
     9. Termination. This Agreement may be terminated in the absolute discretion of the Representatives, by notice to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date or, in the case of the Option Securities, prior to the Additional Closing Date (i) trading generally shall have been suspended or materially limited on or by the Exchange; (ii) trading of any securities issued or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Representatives, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the Closing Date or the Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Prospectus.
     10. Defaulting Underwriter. (a) If, on the Closing Date or the Additional Closing Date, as the case may be, any Underwriter defaults on its obligation to purchase the Securities that it has agreed to purchase hereunder on such date, the non-defaulting Underwriters may in their discretion arrange for the purchase of such Securities by other persons satisfactory to the Company on the terms contained in this Agreement. If, within thirty-six (36) hours after any such default by any Underwriter, the non-defaulting Underwriters do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six (36) hours within which to procure other persons satisfactory to the non-defaulting Underwriters to purchase such Securities on such terms. If other persons become obligated or agree to purchase the Securities of a defaulting Underwriter, either the non-defaulting Underwriters or the Company may postpone the Closing Date or the Additional Closing Date, as the case may be, for up to five (5) full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Underwriters may be necessary in the Registration Statement and the Prospectus or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Registration Statement and the Prospectus that effects any such changes. As used in this Agreement, the term

“Underwriter” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule I hereto that, pursuant to this Section 10, purchases Securities that a defaulting Underwriter agreed but failed to purchase.
          (b) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remain unpurchased on the Closing Date or the Additional Closing Date, as the case may be does not exceed one-eleventh of the aggregate principal amount of the Securities to be purchased on such date, then the Company shall have the right to require each non-defaulting Underwriter to purchase the principal amount of Securities that such Underwriter agreed to purchase hereunder on such date plus such Underwriter’s pro rata share (based on the principal amount of Securities that such Underwriter agreed to purchase on such date) of the Securities of such defaulting Underwriter or Underwriters for which such arrangements have not been made.
          (c) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased on the Closing Date or the Additional Closing Date, as the case may be, exceeds one-eleventh of the aggregate principal amount of all the Securities to be purchased on such date, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement or, with respect to any Additional Closing Date, the obligation of the Underwriters to purchase Securities on the Additional Closing Date, as the case may be, shall terminate without liability on the part of the non-defaulting Underwriters. Any termination of this Agreement pursuant to this Section 10 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 11 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.
          (d) Nothing contained herein shall relieve a defaulting Underwriter of any liability it may have to the Company or any non-defaulting Underwriter for damages caused by its default.
     11. Payment of Expenses. (a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in that connection; (ii) the costs incident to the preparation, printing and filing under the Securities Act of the Registration Statement, the Preliminary Prospectus, any Issuer Free Writing Prospectus, any Time of Sale Information and the Prospectus (including all exhibits, amendments and supplements thereto) and the distribution thereof; (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the Company’s counsel and independent accountants; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Representatives may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Underwriters); (vi) any fees charged by the rating agencies for rating the Securities; (vii) the fees and expenses of the Trustee and the paying agent (including related fees and expenses of any counsel to such parties); (viii) all expenses and application fees incurred in connection with any filing with, and clearance of the offering by, the Financial Industry Regulatory Authority; (ix) all expenses incurred by the Company in connection with any “road show” presentation to potential investors; and (x) all expenses and application fees related to the listing of the Underlying Shares on the Exchange; provided, however, that except as provided in Section 7 or this Section 11, the Underwriters shall pay their own costs and expenses, including without limitation the fees and disbursements of their counsel and any advertising expenses (other than with respect to any road show presentation) connected with any offers they make.
          (b) If (i) this Agreement is terminated pursuant to Section 9, (ii) the Company for any reason fails to tender the Securities for delivery to the Underwriters or (iii) the Underwriters decline to purchase the Securities for any reason permitted under this Agreement, the Company agrees to reimburse the Underwriters for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Underwriters in connection with this Agreement and the offering contemplated hereby.
     12. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to herein, and the affiliates of each Underwriter referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from any Underwriter shall be deemed to be a successor merely by reason of such purchase.
     13. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Underwriters contained in this Agreement or made by or on behalf of the Company or the Underwriters pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Underwriters.
     14. Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; and (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act.

     15. Miscellaneous. (a) Authority of the Representatives. Any action by the Underwriters hereunder may be taken by the Representatives on behalf of the Underwriters, and any such action taken by the Representatives shall be binding upon the Underwriters.
          (b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Underwriters shall be given to the Representatives c/o J.P. Morgan Securities Inc., Equity-Linked Capital Markets, 383 Madison Avenue, New York, New York 10179 (fax: (212) 622-8358; Attention: Equity-Linked Capital Markets) and Citigroup Global Markets Inc., General Counsel, 390 Greenwich Street, New York, New York 10013 (fax: (212) 816-7912; Attention: General Counsel). Notices to the Company shall be given to it at 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222, (fax: (412) 394-2837); Attention: Jon D. Walton.
          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
          (d) Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.
          (e) Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.
          (f) Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.
[signature page follows]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

ALLEGHENY TECHNOLOGIES INCORPORATED,
by:	/s/ Jon D. Walton
	Name:	Jon D. Walton
Title: Executive Vice President, Human Resources, Chief Legal and Compliance Officer, General Counsel and Corporate Secretary

Accepted as of the date first written above.
J.P. MORGAN SECURITIES INC.

By:	/s/ Michael O’Donovan Authorized Signatory

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ [illegible] Authorized Signatory

Each for itself and on behalf of the several Underwriters listed in Schedule I hereto.
[signature page to the Convertible Underwriting Agreement]

Schedule I

		Maximum Principal Amount
	Principal Amount of	of Option Securities to be
	Underwritten Securities	Purchased if Over-allotment
Underwriters	to be Purchased	Option is exercised
J.P. Morgan Securities Inc.	$111,020,000	$127,673,000
Citigroup Global Markets Inc.	$111,020,000	$127,673,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$31,990,000	$36,788,500
PNC Capital Markets LLC	$15,960,000	$18,354,000
Mitsubishi UFJ Securities (USA), Inc.	$12,810,000	$14,731,500
Credit Suisse Securities (USA) LLC	$12,810,000	$14,731,500
Goldman, Sachs & Co.	$12,810,000	$14,731,500
Morgan Stanley & Co. Incorporated	$12,810,000	$14,731,500
Wachovia Capital Markets, LLC	$12,810,000	$14,731,500
BNY Mellon Capital Markets, LLC	$7,980,000	$9,177,000
HSBC Securities (USA) Inc.	$7,980,000	$9,177,000
Total	$350,000,000	$402,500,000

Schedule IIA
Issuer Free Writing Prospectuses
A. Free writing prospectus filed with the Commission on May 28, 2009, substantially in the form of Schedule III.

Schedule IIB
Electronic Road Shows

Schedule III
Filed Pursuant to Rule 433
Registration Statement No. 333-159479
Pricing Term Sheet
Allegheny Technologies Incorporated
$350,000,000 Convertible Notes due 2014
This term sheet to the preliminary prospectus supplement dated May 26, 2009 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Allegheny Technologies Incorporated

Security:	4.25% Convertible Notes due 2014

Principal Amount:	$350,000,000 ($402,500,000 including over-allotment option)

Trade Date:	May 28, 2009

Settlement Date:	June 2, 2009 (T+3)

Maturity:	June 1, 2014

Coupon:	4.25%

Price to public:	100% of face amount

Interest payment dates:	June 1 and December 1, commencing December 1, 2009

Underwriting discount:	3.00%

Net Proceeds to issuer, after deducting underwriting discounts but before estimated net offering expenses:	$339,500,000 ($390,425,000 including over-allotment option)

Ranking:	After giving effect to this offering, the senior notes offering and the application of the proceeds therefrom as described under the caption "Use of Proceeds," including to purchase our 8.375%
notes pursuant to the tender offer (assuming all the outstanding
8.375% notes are purchased pursuant to the tender offer), as of
March 31, 2009, we would have had an aggregate of approximately
$882.8 million of indebtedness outstanding ($933.7 million if the underwriters exercise in full their option to purchase additional
notes).If

fewer than all the 8.375% notes are purchased in the
tender offer, our indebtedness will be higher.

Capitalization:	Based on the principal amount of the notes offered in this
offering (assuming no exercise of the option of the underwriters to purchase additional convertible notes) and the senior notes offering, the following amounts will appear in the as adjusted column of the Capitalization table:

	As of March 31, 2009
	As Adjusted
	(Dollars in millions)
8.375% Notes due 2011, net(1)	$—

9.375% Notes due 2019 (offered concurrently)(2)	$344.3	million

4.25% Convertible Notes due 2014 (offered hereby)(2)	$338.9	million

Total debt	$882.8	million

Total capitalization	$2,895.6	million

(1)	Assumes the purchase of all 8.375% notes tendered in the tender offer.

(2)	Net of estimated discounts and fees.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	01741R AD4 / US01741RAD44

Conversion rate:	23.9263 shares of common stock per bond

Conversion premium:	30.00%

Last reported sale price (May 27, 2009):	$32.15

Joint Book-Running Managers:	J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.

Joint Lead Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	PNC Capital Markets LLC
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Mitsubishi UFJ Securities (USA), Inc.
Morgan Stanley & Co. Incorporated
Wachovia Capital Markets, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC
HSBC Securities (USA) Inc.

     Adjustment to Shares Delivered upon Conversion upon Certain Fundamental Changes.
     If holder elects to convert notes in connection with a make-whole fundamental change, we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares of our common stock, as described below.
     The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:
Stock price on fundamental change date

Effective date	$32.15	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00	$110.00	$120.00	$130.00	$140.00	$150.00
6/2/2009	7.1778	6.3989	4.0680	2.7512	1.9456	1.4227	1.0672	0.8162	0.6336	0.4974	0.3936	0.3131	0.2498

6/1/2010	7.1778	6.3021	3.8812	2.5482	1.7544	1.2527	0.9200	0.6905	0.5271	0.4073	0.3176	0.2491	0.1958

6/1/2011	7.1778	5.9720	3.4948	2.1858	1.4404	0.9897	0.7031	0.5131	0.3822	0.2891	0.2210	0.1701	0.1312

6/1/2012	7.1778	5.3280	2.8389	1.6189	0.9810	0.6278	0.4214	0.2945	0.2125	0.1570	0.1179	0.0893	0.0676

6/1/2013	7.1778	4.1101	1.7098	0.7437	0.3503	0.1849	0.1111	0.0749	0.0547	0.0418	0.0326	0.0253	0.0193

6/1/2014	7.1778	1.0737	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     The exact stock prices and effective dates may not be set forth in the table above, in which case the following shall apply:
(1)	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

(2)	If the stock price is greater than $150.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.

(3)	If the stock price is less than $32.15 per share (subject to adjustment), no additional shares will be added to the conversion rate.
     Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion of the notes exceed 31.1041 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”
     In addition, if a holder of notes elects to convert its notes prior to the effective date of any fundamental change, and the fundamental change does not occur, such holder will not be entitled to an increased conversion rate in connection with such conversion.
     Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.
Concurrent Senior Notes Offering and Tender Offer
          Concurrent with the offering of the notes being offered pursuant to this prospectus supplement, we are also offering by separate prospectus supplement $350,000,000 principal amount of our 9.375% Senior Notes due 2019, which we refer to as the “senior notes offering” and the “senior notes.” Neither the completion of the senior notes offering nor the completion of this offering is contingent on the completion of the other. The net proceeds of the senior notes offering, after deducting the underwriting discount but before estimated net operating expenses, will be approximately $344,939,000.
We have filed a registration statement (including a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement included in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or the underwriters will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 718-242-8002.

Schedule IV
Persons signing Lock-Up Agreements
Diane C. Creel
James C. Diggs
Terry L. Dunlap
Richard L. Harshman
J. Brett Harvey
L. Patrick Hassey
Barbara S. Jeremiah
Michael J. Joyce
James E. Rohr
Louis J. Thomas
John D. Turner
Jon D. Walton
Dale G. Reid

Exhibit A
[FORM OF LOCK-UP AGREEMENT]
[•], 2009
J.P. MORGAN SECURITIES INC.
CITIGROUP GLOBAL MARKETS INC.
As Representatives of
the several Underwriters listed in
Schedule I to the Underwriting
Agreement referred to below
c/o J.P. Morgan Securities Inc.
383 Madison Avenue
New York, NY 10179
Citigroup Global Markets Inc.
390 Greenwich Street
New York, New York 10013
Re:	Allegheny Technologies Incorporated — Convertible Notes Offering
Ladies and Gentlemen:
          The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Allegheny Technologies Incorporated, a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), of convertible senior notes of the Company (the “Securities”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.
          In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, the undersigned will not, during the period ending 90 days after the date of the prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, $0.10 per share par value, of the Company (the “Common Stock”) or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock without the prior written consent of the Representatives, in each case other than (A) transfers of shares of Common Stock (or stock options exercisable for shares of Common Stock) as a bona fide gift or gifts (including, for the avoidance of doubt, charitable donations or gifts) or for estate planning purposes, (B) distributions of shares of Common Stock to partners, members or stockholders of the undersigned, (C) distributions or sales of shares of Common Stock acquired in open market transactions by the undersigned after the date hereof and (D) sales of shares of Common Stock for purposes of settling taxes owed in respect of the exercise of stock options that expire during the 90-day period referred to above and awards of restricted stock and restricted stock units that occur during such period; provided that in the case of any transfer or distribution pursuant to clause (A) or (B), each donee or distributee shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph; and provided, further, that in the case of any sale, transfer or distribution pursuant to clauses (A) - (D), no filing by any party (including, any donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 90-day period referred to above). In addition, the undersigned agrees that, without the prior written consent of the Representatives, it will not, during the period ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the 90-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions imposed by this Letter Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
          In furtherance of the foregoing, the Company and any duly appointed transfer agent for the registration or transfer of the Common Stock are hereby authorized to decline to make any transfer of the Common Stock if such transfer would constitute a violation or breach of this Letter Agreement.

          The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.
          The undersigned understands that, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities to be sold thereunder, the undersigned shall be released from all obligations under this Letter Agreement.
          The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.
[signature page follows]

          This lock-up agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.
Very truly yours,

Name:

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